   Exhibit 21.1

FIRST FINANCIAL CORPORATION AND SUBSIDIARIES

SUBSIDIARIES OF THE REGISTRANT

Name Under Which Subsidiary Does Business	State of Incorporation or Organization

Apex Lloyds Insurance Company
First Advisory Services, Inc.
First Financial Information Services
First Financial Insurance Agency, Inc.
First Preference Mortgage Corp
First Preference Properties, Inc.
Shelter Resources, Inc.
Texas Apex, Inc.
Tri-Triangle Insurance Agency,Inc.

Texas Texas Delaware Arkansas Texas Texas Delaware Texas Texas